EXHIBIT 99.1
Fastenal Names New Executive Vice President of Strategy and Communications
WINONA, Minn., October 17, 2024 (BUSINESS WIRE) – Fastenal Company (Nasdaq: FAST) (herein 'Fastenal') has promoted Donnalee K. Papenfuss to the position of Executive Vice President of Strategy and Communications effective November 1, 2024. In this newly created role, Ms. Papenfuss will lead marketing and drive strategic initiatives in the areas of technology, sales, and environmental, social, and governance (ESG). Additionally, she will enhance communication efforts to support these initiatives and ensure alignment with overall business objectives.
Ms. Papenfuss has served as Fastenal's Vice President of Contract Development and Support from February 2014 to October 2024. In this role, she has led teams responsible for various sales enablement, sales development, and sales support functions – from providing tools and resources to help sellers in the field succeed in their roles to developing proposals and facilitating workflows for contract negotiations. In recent years, her role has expanded to include oversight of Blue (Fastenal's internal chatbot and digital assistant) as well as leadership of Fastenal's ESG Community of Practice. In the past year, Ms. Papenfuss has also facilitated the corporate strategic planning process with company executives. From July 2006 to February 2014, Ms. Papenfuss was our Director of Government and Diversity Affairs. Ms. Papenfuss joined Fastenal in 1999 and, prior to July 2006, served in various roles of increasing responsibility.
"Congratulations to Donnalee, her teams, and everyone who has helped her develop her skill set over the course of her 25-year career at Fastenal," said Fastenal CEO Dan Florness. "We're excited for the vision and leadership she'll bring as we continue to evolve as a technology-focused supply chain partner to our customers."
About Fastenal
Fastenal provides a broad offering of industrial supplies, including fastener, safety, and metal cutting products, to manufacturing, construction, and state and local government customers through more than 3,500 in-market locations (branches and customer-specific Onsite locations) spanning 25 countries. With continual investment in tailored local inventory, dedicated local experts, and flexible FMI® (Fastenal Managed Inventory) and digital solutions, we help our business partners achieve product and process savings across the supply chain – a "high-touch, high-tech" approach encapsulated by our tagline, Where Industry Meets Innovation™. Our local service teams are supported by 17 regional distribution centers, a captive logistics fleet, multiple teams of industry specialists and support personnel, and robust sourcing, quality, and manufacturing resources, enabling us to grow by getting closer to customers and providing innovative and comprehensive solutions to customer supply chain challenges.
Additional information regarding Fastenal is available on the Fastenal Company website at www.fastenal.com.
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